Exhibit 99.1

NEWS RELEASE
1101 East Arapaho Road Suite 200 Richardson TX 75081 USA (972) 234-6400 main

Financial Contact

Michael L. Paxton, VP, CFO
972.301.3658, mpaxton@intrusion.com

INTRUSION INC. REPORTS NET INCOME OF

$0.62 MILLION AND REVENUE OF $2.7 MILLION

IN THE THIRD QUARTER OF 2018

Richardson, Texas – November 12, 2018 – Intrusion Inc. (OTCQB: INTZ), (“Intrusion”) announced today financial results for the three and nine months ended September 30, 2018.

Intrusion’s net income was $0.62 million in the third quarter 2018 compared to a net income of $0.57 million in the third quarter 2017.

Intrusion’s revenue for the third quarter 2018 was $2.7 million compared to $1.7 million in the third quarter 2017.

Gross profit was $1.7 million or 64 percent of revenue in the third quarter of 2018 compared to $0.9 million or 56 percent of revenue in the third quarter 2017. The increase of gross profit percentage is primarily due to favorable margin on current project mix.

Intrusion’s third quarter 2018 operating expenses were $1.0 million compared to $1.3 million in the third quarter 2017.

As of September 30, 2018, Intrusion reported cash and cash equivalents of $0.9 million, a working capital deficiency of $0.4 million and debt of $1.9 million.

“Orders booked in the third quarter 2018 totaled $6.5 million which included $5.5 million of new projects and $1.0 million of continuing projects. The new project orders are expected to generate quarterly revenue of approximately $1.4 million over the next four quarters. In addition, since October 1, 2018, orders booked from continuing projects totaled $3.6 million,” stated G. Ward Paxton, President and CEO of Intrusion.

Intrusion

Third Quarter 2018 Results

Intrusion’s management will host its regularly scheduled quarterly conference call to discuss the Company’s financial and operational progress at 4:00 P.M., CST today. Interested investors can access the call at 1-877-258-4925 (if outside the United States, 1-973-500-2152). For those unable to participate in the live conference call, a replay will be accessible beginning today at 7:00 P.M., CST until November 19, 2018 by calling 1-855-859-2056 (if outside the United States, 1-404-537-3406). At the replay prompt, enter conference identification number 8077575. Additionally, a live and archived audio webcast of the conference call will be available at www.intrusion.com.

About Intrusion Inc.

Intrusion Inc. is a global provider of entity identification, high speed data mining, cybercrime and advanced persistent threat detection products. Intrusion’s product families include TraceCop™ for identity discovery and disclosure, and Savant™ for network data mining and advanced persistent threat detection. Intrusion’s products help protect critical information assets by quickly detecting, protecting, analyzing and reporting attacks or misuse of classified, private and regulated information for government and enterprise networks. For more information, please visit www.intrusion.com.

This release may contain certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties.  Such statements include, without limitations, statements regarding future revenue growth and profitability, including significant expected future revenue from orders booked in fourth quarter of this year, forecasted future sales opportunities with potential new customers, the difficulties in forecasting future sales caused by current economic and market conditions, the effects of sales and implementation cycles for our products on our quarterly results and difficulties in accurately estimating market growth, the effect of military actions on government and corporate spending on information security products, spending patterns of, and appropriations to, U.S. government departments, as well as other statements.  These statements are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements. The factors that could cause actual results to differ materially from expectations are detailed in the Company's most recent reports on Form 10-K and Form 10-Q, particularly under the heading “Risk Factors.”

Intrusion

Third Quarter 2018 Results

INTRUSION INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands except par value amounts)

	September 30,	December 31,
	2018	2017
ASSETS

Current Assets:
Cash and cash equivalents	$853	$224
Accounts receivable	1,117	962
Inventories, net	—	15
Prepaid expenses	209	89
Total current assets	2,179	1,290

Property and equipment, net	290	124
Other assets	38	38
TOTAL ASSETS	$2,507	$1,452

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities:
Accounts payable and accrued expenses	$1,367	$1,182
Dividends payable	557	447
Obligations under capital lease, current portion	52	44
Deferred revenue	619	406
Total current liabilities	2,595	2,079

Loan payable to officer	1,815	2,865
Obligations under capital lease, noncurrent portion	47	17

Stockholders' Deficit:
Preferred stock, $.01 par value:
Authorized shares – 5,000
Series 1 shares issued and outstanding–200 in 2018 and 2017 Liquidation preference of $1,200 in 2018 and $1,163 in 2017	707	707
Series 2 shares issued and outstanding–460 in 2018 and 2017 Liquidation preference of $1,371 in 2018 and $1,328 in 2017	724	724
Series 3 shares issued and outstanding–289 in 2018 and 2017 Liquidation preference of $752 in 2018 and $728 in 2017	412	412

Common stock, $.01 par value:
Authorized shares – 80,000
Issued shares – 13,130 in 2018 and 12,808 in 2017 Outstanding shares – 13,120 in 2018 and 12,798 in 2017	131	128
Common stock held in treasury, at cost – 10 shares	(362)	(362)
Additional paid-in capital	56,572	56,518
Accumulated deficit	(60,092)	(61,529)
Accumulated other comprehensive loss	(42)	(107)
Total stockholders' deficit	(1,950)	(3,509)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$2,507	$1,452

Intrusion

Third Quarter 2018 Results

INTRUSION INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenue	$2,665	$1,678	$7,296	$4,780
Cost of revenue	967	736	2,744	1,951

Gross profit	1.698	942	4,552	2,829

Operating expenses:
Sales and marketing	466	394	1,311	1,169
Research and development	329	617	832	1,797
General and administrative	243	242	828	855

Operating income (loss)	660	(311)	1,581	(992)

Other Income	—	928	—	928
Interest expense, net	(43)	(49)	(144)	(157)

Net income (loss)	$617	$568	$1,437	$(221)

Preferred stock dividends accrued	(35)	(35)	(104)	(104)
Net income (loss) attributable to common stockholders	$582	$533	$1,333	$(325)

Net income (loss) per share attributable to common stockholders:
Basic	$0.04	$0.04	$0.10	$(0.03)
Diluted	$0.04	$0.04	$0.09	$(0.03)

Weighted average common shares outstanding:
Basic	13,062	12,798	13,009	12,781
Diluted	14,955	14,076	14,901	12,781